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                                                                      EXHIBIT 99
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                             FOR IMMEDIATE RELEASE
                                  July 6, 2001

                            Peoples Bancorp to Merge
                           with United Community Bank


     Jimmy Tallent, president and CEO of United Community Banks Inc. of Blairsville, and Tim Warren, president and CEO of Peoples Bancorp Inc. in Carroll County, announced on Thursday the signing of a definitive agreement to merge.

     The merger, expected to close by the end of October 2001, is subject to standard regulatory and Peoples Bancorp Inc. shareholder approval.

     "We are very excited about this new partnership," said Tallent. "Tim Warren and his fine staff are known for the unique style of community banking we strive for everyday. It allows United to expand its presence in West Georgia along Interstate 20 , an area that continues to experience phenomenal growth as evidenced by Peoples expansion into the Douglasville and Villa Rica markets.

     This merger with Peoples Bank strategically fills a key section of West Georgia and compliments our current markets in North Georgia and Western North Carolina. It benefits the United and Peoples Bank shareholders, employees, customers and communities."

     "We all look forward to joining the United family," Warren said. "Our tremendous growth, state-of-the-art technology, bank profitability and the finest staff in the area, make us a sought-after commodity. This community has experienced the super regional-style of banking and overwhelmingly rejected it in favor of the community banking style that Peoples Bank provides."

     United Community Banks Inc. is a $2.7 billion, multi-bank holding company with 48 locations throughout North Georgia and Western North Carolina.